UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 29, 2006

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-13699 (Commission File Number)	95-1778500 (IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 29, 2006, Raytheon Company (“Raytheon” or the “Company”) announced the appointment of Michael J. Wood, 38, as Vice President and Chief Accounting Officer, effective October 2, 2006.

Mr. Wood will be joining Raytheon from KPMG LLP, where he held positions of increasing responsibility over a 16-year career, including most recently as an Audit Partner since 2003.

Mr. Wood’s employment arrangement with Raytheon is terminable by Raytheon at-will and includes an annual base salary of $400,000 and a Results-Based Incentive (“RBI”) target bonus of 60% of annual base salary, with a guaranteed RBI bonus of $120,000 for 2006. Subject to certain approvals, Mr. Wood will also be awarded 5,000 shares of restricted stock, with the restrictions thereon lapsing at a rate of one-third per year on the second, third and fourth anniversaries of his date of hire. In addition, Mr. Wood will be eligible to participate in certain Raytheon benefit plans and programs, including the deferred compensation plan, severance program, excess savings plan, and key employee relocation policy, enter into a change in control severance agreement and receive other perquisites, including a leased car allowance, insurance and financial planning, all in a manner and on terms and conditions substantially similar to other Raytheon executive officers.

In August 2006, Raytheon’s relocation vendor purchased Mr. Wood’s former residence for $1,155,000 in accordance with Raytheon’s key employee relocation policy. For more detail regarding such policy, see our Summary of Raytheon Company Key Employee Relocation Arrangement, filed as an exhibit to our Current Report on Form 8-K filed March 25, 2005.

From time to time, Raytheon has engaged and may continue to engage KPMG LLP to provide certain professional services. Mr. Wood did not serve on any of these engagements.

Upon his arrival at Raytheon, Mr. Wood will serve as our Principal Accounting Officer, a position currently held on an interim basis by David C. Wajsgras, our Senior Vice President and Chief Financial Officer.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated September 29, 2006 issued by Raytheon Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date:	September 29, 2006	By: /s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President and General Counsel